CUSIP No. N97284108	13D	Page 11 of 16 Pages

EXHIBIT 99.3

Sales Plan

This Sales Plan dated June 16, 2014 (this “Sales Plan”) is entered into between BC&B Holdings B.V., a company incorporated under the laws of the Netherlands (“Seller”), and Morgan Stanley & Co. LLC (“Morgan Stanley”), acting as agent for Seller, for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the disposition of a portion of the Seller’s holdings of Class A Shares (including Class A Shares issued upon conversion of the Seller’s holdings of Class B Shares) (the “Stock”), of Yandex N.V. (the “Issuer”).

A.	Seller’s Representations, Warranties and Covenants

1. As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2. The Seller does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Exchange Act of 1934, as amended.

3. With respect to any shares of the Stock that are restricted securities, as that term is defined in Rule 144(a)(3), a minimum of one year has elapsed since the date of acquisition of the Stock from the Issuer or an affiliate of the Issuer, and payment of the full purchase price, by the Seller, as calculated in accordance with Rule 144(d)(3).

4. At the time of any sale of the Stock for the account of the Seller, the number of shares of the Issuer’s common stock sold by the Seller or for the Seller’s account and by or for the account of any person whose sales are required by paragraph (a)(2) and paragraph (e)(3) of Rule 144 to be aggregated with sales by or for the Seller (other than shares sold pursuant to a registration statement under the Act, an exemption provided by Regulation A under the Act, an exemption contained in Section 4 of the Act, or for shares sold offshore pursuant to Regulation S) will not exceed the amounts permitted by Rule 144(e).

5. The Seller has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy the Stock in anticipation of or in connection with such proposed sale, and such sale shall be made in accordance with Rule 144(f).

6. The Seller has not made, and will not make, any payment in connection with the offering or sale of the Stock to any person other than Morgan Stanley;

7. Prior to or concurrently with the Commencement Date (as defined below) and at such times thereafter as are required to comply with Rule 144, the Seller will transmit or cause to be transmitted to the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, three signed copies of the Notice of Proposed Sale of Securities Pursuant to Rule 144, and, if the Issuer’s securities are admitted to trading on any national securities exchange, the Seller will transmit one signed copy of such Notice to the principal exchange on which such securities are admitted to trading.

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8. Morgan Stanley shall conduct all sales pursuant to this agreement in accordance with the manner of sale requirement of Rule 144.

9. No share of the Stock is subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance (including, but not limited to, contractual restrictions or Issuer imposed restrictions), other than those, which may have been entered into between the Seller and Morgan Stanley.

10. While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Stock (including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and agrees not to alter or deviate from the terms of this Sales Plan. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan. Seller and Morgan Stanley acknowledge and agree that Morgan Stanley shall not sell Stock pursuant to this Sales Plan at any time when any person at Morgan Stanley executing such sales is aware of material nonpublic information concerning the Issuer or its securities.

11. Seller agrees that it shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Morgan Stanley or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect. Any notice given to Morgan Stanley pursuant to this Sales Plan shall be given in accordance with paragraph D.5 below.

12. The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law, the applicable constitutive documents of Seller, any agreement or other instrument binding on Seller or any of its affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or its affiliates

13. Seller has consulted with its own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Morgan Stanley or any person affiliated with Morgan Stanley in connection with, Seller’s adoption and implementation of this Sales Plan. Seller acknowledges that Morgan Stanley is not acting as a fiduciary or an advisor for Seller.

14. Seller represents that it is not an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or a “plan” as defined under Section 4975(e) of the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets include the assets of any such plan by reason of such a plan’s investment in such entity.

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B.	Implementation of the Plan

1. Seller hereby appoints Morgan Stanley to sell shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, Morgan Stanley hereby accepts such appointment.

2. Morgan Stanley is authorized to begin selling Stock pursuant to this Sales Plan on July 17, 2014 (the “Commencement Date”) and shall cease selling Stock on the earliest to occur of (i) the date on which Morgan Stanley is required to suspend or terminate sales pursuant to paragraph C.1 below, (ii) the date on which Morgan Stanley receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Seller’s bankruptcy or insolvency (iii) June 5, 2015 and (iv) the date that the aggregate number of shares of Stock sold pursuant to this Sales Plan reaches 19,989,591 Class A shares (the “Total Sale Amount”) (such period, the “Plan Period”).

3.(a) During the Plan Period, Morgan Stanley shall sell up to the Daily Sale Amount (as defined below) for the account of Seller on each Sale Day (as defined below) under ordinary principles of best execution at the then-prevailing market price, subject to the following restriction: Morgan Stanley shall not sell any shares of Stock pursuant to this Sales Plan below the Minimum Sale Price (as defined in Schedule A) (before deducting commissions and other expenses of sale).

(b) A “Sale Day” is each Trading Day during the Plan Period, provided that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day. A “Trading Day” is any day during the Plan Period that the NASDAQ National Market (the “Principal Market”) is open for business and the Stock trades regular way on the Principal Market.

(c) The “Daily Sale Amount” for any Sale Day shall be the amount of Stock determined in accordance with Schedule A for such Sale Day.

(d) If, consistent with ordinary principles of best execution or for any other reason, Morgan Stanley cannot sell the Daily Sale Amount on any Sale Day, then Morgan Stanley’s obligation to sell Stock on such Sale Day pursuant to this Sales Plan shall be deemed to have been satisfied. Nevertheless, if any such shortfall exists after the close of trading on the last Trading Day of the Plan Period, Morgan Stanley’s authority to sell such shares for the account of Seller under this Sales Plan shall terminate.

(e) The Daily Sale Amount, the Total Sale Amount, if applicable, and the Minimum Sale Price, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Period.

4. Morgan Stanley shall not sell Stock hereunder at any time when:

(i) Morgan Stanley, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or its affiliates (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or the Stock); or

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(ii) Morgan Stanley has received notice from Seller in accordance with paragraph C.1 below.

5. (a) Morgan Stanley shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in an account at Morgan Stanley in the name of and for the benefit of Seller (the “Plan Account”).

(b) To the extent that any Stock remains in the Plan Account after the end of the Plan Period or upon termination of this Sales Plan, Morgan Stanley agrees to return such Stock promptly to Seller.

6. Subject to paragraph A.8 above, Morgan Stanley may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

C.	Termination

1. (a) This Sales Plan may not be suspended or terminated prior to the end of the Plan Period, except that it may be suspended or terminated at any time by prior written notice from Seller sent to Morgan Stanley’s compliance office by overnight mail and by facsimile at the address and fax number set forth in paragraph D.5 below and received by Morgan Stanley’s compliance office at least one day prior to the date on which this Sales Plan is to be suspended or terminated; provided, however, that in the case of a suspension only, Seller must deliver to Morgan Stanley a certificate of Seller dated as of the date of the notice representing that, as of the date thereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities or that the suspension is due to a legal impediment on Seller’s ability to sell the Stock.

(b) If such notice is made with respect to a suspension, rather than a termination, it shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Morgan Stanley. Morgan Stanley shall resume sales under this Sales Plan promptly after receipt of notice from Seller that sales may resume.

2. Seller agrees that Morgan Stanley will execute the Sales Plan in accordance with its terms and will not be required to suspend or terminate any sales of the Stock unless Seller notifies Morgan Stanley of its intention to suspend or terminate the Sales Plan in accordance with the provisions of paragraph C.1.

D.	General

1. Proceeds from each sale of Stock effected under the Sales Plan will be delivered to Seller’s account (as specified in Schedule A) on a normal three-day settlement basis less any commission, commission equivalent, mark-up or differential and other expenses of sale to be

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paid to Morgan Stanley, provided that any commission hereunder shall be an amount specified in Schedule A. Such payments shall be aggregated and made weekly to the Seller’s account, unless otherwise agreed between the parties.

2. Seller and Morgan Stanley acknowledge and agree that this Agreement is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all the protections given to such contracts under the Bankruptcy Code.

3. This Sales Plan may be amended by Seller only upon the written consent of Morgan Stanley and receipt by Morgan Stanley of a certificate signed by Seller dated as of the date of such amendment certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date.

4. (a) All notices to Morgan Stanley under this Agreement shall be given to Morgan Stanley’s compliance office by fax and certified mail as specified below:

Gard Krause

Morgan Stanley & Co. LLC

Compliance Department

1585 Broadway, 5th Floor

New York, NY 10036

Facsimile:     (212) 507-8135

with a copy to:

Joshua Birbach

Morgan Stanley & Co. LLC

Legal Department

1221 Avenue of the Americas, 34th Floor

New York, NY 10020

Facsimile:     (212) 507-8717

(b) Morgan Stanley will provide notification of all sales of Stock under this Sales Plan to Seller by e-mail at the below addresses by 6:00 p.m. (ET) on the date of execution on a best efforts basis, but in any event, no later than 12:00 p.m. (ET) on the following business day. Seller agrees to notify Morgan Stanley in writing of any changes to the contact information provided.

Seller e-mail:

Philip van der Heijden (ph.vanderheijden@aufiscotrust.nl) and Miriam Peeters (m.peeters@aufisco.nl)

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With a copy to:

IPES Guernsey: BaringVostok@ipes.com

Dmitry Kamensky, Baring Vostok Capital Partners:

dkamensky@bvcp.ru

Andrey Costyashkin, Baring Vostok Capital Partners: acost@bvcp.ru

In addition all other notices to Seller under this Sales Plan shall be given to the Seller by e-mail, facsimile or overnight mail as follows:

Aufisco B.V.

Laan Copes van Cattenburch 58

2585 GC The Hague, The Netherlands

Fax: + 31 70 3561126

Attention: Philip van der Heijden (ph.vanderheijden@aufiscotrust.nl) and Miriam Peeters (m.peeters@aufisco.nl)

5. Seller’s rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of Morgan Stanley.

6. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

8. This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

BC&B Holdings B.V.

Name:
Title:

Morgan Stanley & Co. LLC

Name:
Title: